Exhibit 99.2

As you may have seen in Patterson-UTI’s press release today, we announced that we have entered into a definitive agreement to acquire Ulterra Drilling Technologies, L.P. (“Ulterra”), a global provider of specialized drill bit solutions.

The addition of Ulterra to our drilling offering and our recent announcement to merge with NexTier Oilfield Solutions advances our strategy to enhance our positions in both drilling and completions, areas where Patterson-UTI has a strong 45-year history of operations and innovation.

Founded in 2005 and headquartered in Fort Worth, Texas, Ulterra designs, manufactures, sells and rents PDC drill bits. With a global footprint, Ulterra supports customers in over 30 countries with sales, manufacturing, and repair facilities throughout North and South America, the Middle East, and Asia. In North America, Ulterra is the leading provider of PDC drill bits, with operations across the most active basins in the United States and Canada. We are excited about the potential to add Ulterra’s leading drill bit technologies to better support our customers’ efforts to drill better wells.

Ulterra’s industry leading position in the North American PDC drill bit market will expand our operational and technology portfolio and strengthen our position as a leading drilling and completions company. Ulterra’s growing Middle East presence will also broaden our geographic footprint and provide strong relationships with key customers in this international market.

In addition, Ulterra’s proprietary BitHub™ data platform is complementary to our PTEN+ data platform and will expand our comprehensive data analytics capabilities from the drill bit to the well completion. When you consider the combination of data systems from Patterson-UTI, NexTier and Ulterra, we believe we will have one of the most comprehensive data analytics capabilities for drilling and completions across the United States, which can allow us to better support our customers’ objectives to improve well productivity.

We anticipate closing of the Ulterra acquisition to occur in the third quarter of 2023. After closing, Ulterra will be a Patterson-UTI company and continue to operate under the Ulterra name. John Clunan, current President and CEO of Ulterra, will continue to lead Ulterra and will report to Mike Holcomb. Ulterra’s headquarters will remain in Fort Worth, Texas.

Both Patterson-UTI and Ulterra share a culture of innovation and a focus on superior service quality, while building deep and highly collaborative relationships with customers. We are very excited about this opportunity to strengthen our drilling offering and grow our overall business with such a well-respected company. We look forward to welcoming the entire Ulterra team to Patterson-UTI.

Andy Hendricks

President and Chief Executive Officer

Patterson-UTI

Important Information for Stockholders

In connection with the proposed merger of Patterson-UTI and NexTier, Patterson-UTI intends to file with the SEC a registration statement on Form S-4 that will include a joint proxy statement of Patterson-UTI and NexTier that also constitutes a prospectus of Patterson-UTI. Each of Patterson-UTI and NexTier also plans to file other relevant documents with the SEC regarding the proposed merger. No offering of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended. Any definitive joint proxy statement/prospectus (if and when available) will be mailed to shareholders of Patterson-UTI and NexTier. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and shareholders will be able to obtain free copies of these documents (if and when available) and other documents containing important information about Patterson-UTI and NexTier once such documents are filed with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Patterson-UTI will be available free of charge on Patterson-UTI’s website at http://www.patenergy.com or by contacting Patterson-UTI’s Investor Relations Department by phone at (281) 765-7170. Copies of the documents filed with the SEC by NexTier will be available free of charge on NexTier’s website at https://nextierofs.com or by contacting NexTier’s Investor Relations Department by phone at (346) 242-0519.

Participants in the Solicitation

Patterson-UTI, NexTier and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information about the directors and executive officers of Patterson-UTI is set forth in its proxy statement for its 2023 annual meeting of shareholders, which was filed with the SEC on April 11, 2023, and Patterson-UTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the SEC on February 13, 2023. Information about the directors and executive officers of NexTier is set forth in its proxy statement for its 2023 annual meeting of shareholders, which was filed with the SEC on April 28, 2023, and NexTier’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the SEC on February 16, 2023. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed merger when such materials become available. Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from Patterson-UTI or NexTier using the sources indicated above.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed merger or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.